Exhibit 99.3

CERTIFICATE OF DESIGNATION
OF
CODE GREEN APPAREL CORP.
ESTABLISHING THE DESIGNATION, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), Code Green Apparel Corp., a company organized and existing under the State of Nevada (the “Corporation”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the sole member of the Board of Directors by the Articles of Incorporation of the Corporation, as amended, and pursuant to Section 78.1955 of the NRS, the sole member of the Board of Directors, by written consent on December [ ], 2015, duly adopted a resolution providing for the issuance of a series of two hundred thousand (200,000) shares of Series B Convertible Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the sole member of the Board of Directors by the provisions of the Articles of Incorporation of the Corporation, as amended and Section 78.1955 of the NRS, a series of the preferred stock, par value $0.001 per share, of the Corporation be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Corporation be, and it hereby is, given the distinctive designation of “Series B Preferred Stock”; and

FURTHER RESOLVED, that the Series B Preferred Stock shall consist of two hundred thousand (200,000) shares; and

FURTHER RESOLVED, that the Series B Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth in this Certificate of Designation (the “Designation” or the “Certificate of Designation”) below, which shall amend, replace and supersede the Prior Preferred Stock in their entirety:

Certain capitalized terms used herein are defined in Section 15 below.

1.           Dividends.

1.1           Participation. Subject to the rights of the holders, if any, of any shares of securities senior to or pari passu with, the Series B Preferred Stock, including the Senior Securities, the Holders shall, as holders of Series B Preferred Stock, be entitled to such cash dividends paid and Distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series B Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and Distributions. Payments under the preceding sentence shall be made concurrently with the dividend or Distribution to the holders of Common Stock. Notwithstanding the foregoing, the Holders shall have no right of participation in connection with dividends or Distributions made to the Common Stock shareholders consisting solely of shares of Common Stock.

1.2           Non-Cash Distributions. Whenever a Distribution provided for in this Section 1 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

1.3           Other Distributions. Subject to the terms of this Certificate of Designation, and to the fullest extent permitted by the NRS, the Corporation shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

2.           Liquidation Rights.

2.1           Liquidation Amount. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a “Liquidation Event”), the holders of Series B Preferred Stock shall be entitled to receive pro rata with any Distribution of any of the assets of the Corporation to the holders of the Corporation’s securities other than Senior Securities by reason of their ownership of such stock, but not prior to any holders of the Corporation’s Senior Securities, which holders of the Senior Securities shall have priority to the Distribution of any assets of the Corporation, an amount per share for each share of Series B Preferred Stock held by them equal to the sum of the Liquidation Amount. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series B Preferred Stock and Common Stock (i.e., after payment of the Corporation’s liabilities and payment to any holders of the Corporation’s Senior Securities) are insufficient to permit the payment to such holders of the full amounts specified in this Section then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock and Common Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section and applicable law.

2.2           Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

3.           Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

3.1           Conversion.

(a)           Each share of Series B Preferred Stock shall be convertible, at the option of the Holder thereof (a “Conversion”), at any time following the Original Issuance Date, at the office of the Corporation or any Transfer Agent for the Series B Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the Series B Preferred Stock by the Conversion Price (such shares of Common Stock issuable upon a Conversion, the “Conversion Shares”). In order to effectuate the Conversion under this Section 3.1, the Holder must provide the Corporation a written notice of conversion in the form of Exhibit A hereto (the “Notice of Conversion”). The Notice of Conversion must be dated no earlier than three Business Days from the date the Notice of Conversion is actually received by the Corporation.

(b)           Mechanics of Conversion. In order to effect a Conversion, a holder shall fax or email a copy of the fully executed Notice of Conversion to the Corporation (Attention: George J. Powell, 4739 S. Durfee Ave., Pico Rivera, CA. 90660, Fax: 949-388-3412, Email: George@codegreenapparel.com, with a copy to (which shall not constitute notice) Aaron D. McGeary, The McGeary Law Firm, P.C., 1600 Airport Fwy., Suite 300 Bedford, Texas 76022, Fax: (817)-282-5886, Email: amcgeary@mcgearylawfirm.com). Upon receipt by the Corporation of a facsimile or emailed copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile or email, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the Conversion. The holder shall surrender, or cause to be surrendered, the Preferred Stock Certificates being converted, duly endorsed, to the Corporation at the address listed above (or the address of the Transfer Agent for the Series B Preferred Stock, if the Corporation is not serving as its own Transfer Agent for such Series B Preferred Stock) within five Business Days of delivering the fully executed Notice of Conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a Conversion unless either (x) the Preferred Stock Certificates; or (y) the Lost Certificate Materials described in Section 11, below have been previously received by the Corporation or its Transfer Agent. In the event the Holder has lost or misplaced the certificates evidencing the Preferred Stock, the Holder shall be required to provide the Corporation or the Corporation’s Transfer Agent (as applicable) with whatever documentation and fees each may require to re-issue the Preferred Stock Certificates and shall be required to provide such re-issued Preferred Stock Certificates to the Corporation within five Business Days of delivering the Notice of Conversion. Unless the Conversion Shares are covered by a valid and effective registration under the Securities Act or the Notice of Conversion provided by the Holder includes a valid opinion from an attorney stating that such shares of Common Stock issuable in connection with the Notice of Conversion can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion, such shares shall be issued as Restricted Shares.

(c)           Delivery of Common Stock upon Conversion. Upon the receipt of a Notice of Conversion, the Corporation (itself, or through its Transfer Agent) shall, no later than the fifth Business Day following the date of such receipt (subject to the surrender of the Preferred Stock Certificates by the holder within the period described in Section 3.1(b) or, in the case of lost, stolen or destroyed certificates, after provision of the Lost Certificate Materials) (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) a certificate representing the Conversion Shares and (y) a certificate representing the number of shares of Series B Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon Conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(d)           Failure to Provide Preferred Stock Certificates. In the event the Holder provides the Corporation with a Notice of Conversion, but fails to provide the Corporation with the Preferred Stock Certificates or the Lost Certificate Materials (as defined in Section 11 below), by the end of the Delivery Period, the Notice of Conversion shall be considered void and the Corporation shall not be required to comply with such Notice of Conversion.

(e)           Beneficial Ownership Limitation for Conversions. No Conversion shall result in the conversion of more than that number of shares of Series B Preferred Stock, if any, such that, upon such Conversion, the aggregate beneficial ownership of the Corporation’s Common Stock (calculated pursuant to Rule 13d-3 of the Exchange Act) of such Holder and all persons affiliated with such Holder as described in Rule 13d-3 is more than 4.99% of the Corporation’s Common Stock then outstanding (the “Maximum Percentage”). In the event any Conversion would result in the issuance of shares of Common Stock to any Holder in excess of the Maximum Percentage, only that number of shares of Series B Convertible Preferred Stock which when Converted would not result in such Holder exceeding the Maximum Percentage shall be subject to such applicable Conversion, if any, and Holder shall continue to hold any remaining shares of Series B Preferred Stock, the conversion of which would result in Holder exceeding the Maximum Percentage. The Corporation’s Transfer Agent shall be authorized to promptly disclose the total outstanding shares of Common Stock of the Corporation to the Holder from time to time at the request of the Holder in order for the Holder to determine its compliance with the Maximum Percentage. The provisions of this Section 3.1(e) shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.1(e) to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The Corporation shall not be required to verify or investigate or confirm whether any Conversion would exceed the Maximum Percentage, and instead the Corporation shall be able to rely on any Notice of Conversion as prima facie evidence of, and as a representation by, the applicable Holder, that such applicable conversion described in the Notice of Conversion would not result in a violation of the Maximum Percentage Additionally, in no event shall any Holder have the right pursuant to Section 5 below, to vote, on any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), a number of voting shares in excess of the Maximum Percentage.

3.2           Fractional Shares. If any Conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series B Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the market value of the Common Stock on the trading day immediately prior to the date of Conversion (as determined in good faith by the Board of Directors) and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

3.3           Taxes.                      The Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon Conversion in a name other than that in which the shares of the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall withhold from any payment due whatsoever in connection with the Series B Preferred Stock any and all required withholdings and/or taxes the Corporation, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Corporation in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Corporation.

3.4           No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section shall prohibit the Corporation from amending its Articles of Incorporation with the requisite consent of its stockholders and the Board of Directors.

3.5           Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will use its commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.           Adjustments for Recapitalizations.

4.1           Equitable Adjustments for Recapitalizations. (a) The Liquidation Amount and the Original Issue Price (each, as and if applicable) (the “Preferred Stock Adjustable Provisions”); (b) the Conversion Price (the “Common Stock Adjustable Provisions”), and (c) any and all other terms, conditions, amounts and provisions of this Designation which (i) pursuant to the terms of this Designation provide for equitable adjustment in the event of a Recapitalization (the “Other Equitable Adjustable Provisions”); or (ii) the Board of Directors of the Corporation determines in their reasonable good faith judgment is required to be equitably adjusted in connection with any Recapitalizations, shall each be subject to equitable adjustment as provided in Sections 4.2 through 4.3, below, as determined by the Board of Directors in their sole and reasonable discretion.

4.2           Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series B Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series B Preferred Stock, the Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted.

4.3           Adjustments for Subdivisions or Combinations of Series B Preferred Stock. In the event the outstanding shares of Series B Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series B Preferred Stock, the applicable Preferred Stock Adjustable Provisions, Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately adjusted. In the event the outstanding shares of Series B Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series B Preferred Stock, the applicable Preferred Stock Adjustable Provisions, Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately adjusted.

4.4           Adjustments for Reclassification, Exchange and Substitution.

(a)           Except to the extent such Recapitalization Event is subject to Sections 4.1 through 4.3, above (the “Recapitalization and Adjustment Rights”), and/or Section 2 (“Liquidation Rights”), if at any time or from time to time after the Original Issuance Date there shall occur any capital reorganization, recapitalization, reclassification, share exchange, restructuring, consolidation, combination or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for shares of stock or other securities or property (including cash) of the Corporation or otherwise (other than a transaction covered by the Recapitalization and Adjustment Rights or Liquidation Rights) (each a “Recapitalization Event”), provision shall be made so that each Series B Preferred Holder shall thereafter be entitled to receive upon conversion of the shares of Series B Preferred Stock held by such Series B Preferred Holder the kind and number of shares of stock or other securities or property (including cash or any combination thereof) of the Corporation or otherwise, to which a Common Stock shareholder holding the number of shares of Common Stock into which the shares of Series B Preferred Stock held by such Series B Preferred Holder are convertible immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger (without regard for the Maximum Percentage) would have been entitled upon such event.

(b)           In the event that the holders of Common Stock have the opportunity to elect the form of consideration to be received in the business combination, then the Corporation shall make adequate provision whereby the holders of Series B Preferred Stock shall have the opportunity to determine the form of consideration into which all of the Series B Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. If such opportunity is granted, such determination shall be based on the determination at a meeting duly called or via a written consent to action of a Majority In Interest, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two Business Days prior to the anticipated effective date of the business combination. Further, the Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(c)           If a conversion of Series B Preferred Stock is to be made in connection with a transaction contemplated by this Section 4.4 or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Series B Preferred Stock may, at the election of the Holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated. In connection with any tender or exchange offer for shares of Common Stock, Holders of Series B Preferred Stock shall have the right to tender (or submit for exchange) shares of Series B Preferred Stock in such a manner so as to preserve the status of such shares as Series B Preferred Stock until immediately prior to such time as shares of Common Stock are to be purchased (or exchanged) pursuant to such offer, at which time that portion of the shares of Series B Preferred Stock so tendered which is convertible into the number of shares of Common Stock to be purchased (or exchanged) pursuant to such offer shall be deemed converted into the appropriate number of shares of Common Stock. Any shares of Series B Preferred Stock not so converted shall be returned to the Holder as Series B Preferred Stock.

(d)           None of the foregoing provisions shall affect the right of a Holder of shares of Series B Preferred Stock to convert such Holder’s shares of Series B Preferred Stock into shares of Common Stock prior to the effective date of such business combination, subject to the terms of this Designation.

(e)           In the event of any Recapitalization Event falling under this Section 4.4, in such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.4 with respect to the rights and interests of the Series B Preferred Holders after such events to the end that the provisions of this Section 4.4 (including, but not limited to, adjustment of the Conversion Price in respect of any shares of Series B Preferred Stock then in effect and the number of shares issuable upon conversion of all such shares of Series B Preferred Stock) shall be applicable after that event as nearly reasonably as may be. The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding requirements and such transaction is otherwise effected in accordance with this Designation.

4.5           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

5.           Voting.

5.1           Series B Convertible Preferred Voting Rights. Except as otherwise provided herein or as required by the NRS, the Series B Preferred Stock shall be voted equally with the shares of the Common Stock of the Corporation, and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each Holder of shares of Series B Preferred Stock shall be entitled to that number of votes as equals the number of shares of Common Stock into which such Holder’s aggregate shares of Series B Preferred Stock are convertible (pursuant to Section 3 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent, provided that in no event shall any Holder have the right pursuant to this Section 5, to vote, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of shareholders in lieu of meeting), a number of voting shares in excess of the Maximum Percentage.

5.2           No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

6.           Protective Provisions.

6.1           Subject to the rights of series of preferred stock which may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (at a meeting duly called or by written consent, as provided by law) of the holders of a Majority In Interest:

(a)           Effect an exchange, reclassification, or cancellation of all or a part of the Series B Preferred Stock (except pursuant to Section 4.4 hereof, which shall not require any approval or consent of the Holders);

(b)           Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Preferred Stock (except pursuant to Section 4.4 hereof, which shall not require any approval or consent of the Holders);

(c)           Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series; or

(d)           Amend or waive any provision of the Corporation’s Articles of Incorporation or Bylaws relative to the Series B Preferred Stock so as to affect adversely the shares of Series B Preferred Stock in any material respect as compared to holders of other series of shares.

7.           Redemption Rights. None.

8.           Notices.

8.1           In General. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective, unless otherwise provided herein, three days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to, Attention: George J. Powell, 4739 S. Durfee Ave., Pico Rivera, CA. 90660, Fax: 949-388-3412, Email: George@codegreenapparel.com, with a copy to (which shall not constitute notice) Aaron D. McGeary, The McGeary Law Firm, P.C., 1600 Airport Fwy., Suite 300 Bedford, Texas 76022, Fax: (817)-282-5886, Email: amcgeary@mcgearylawfirm.com, and (ii) if to any Holder to the address set forth in the records of the Corporation or its Transfer Agent, as applicable, or such other address as may be designated in writing hereafter, in the same manner, by such person.

8.2           Notices of Record Date. In the event that the Corporation shall propose at any time:

(a)           to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)           to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(c)           to voluntarily liquidate or dissolve;

then, in connection with each such event, the Corporation shall send to the Holders of the Series B Preferred Stock at least ten Business Days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (b) and (c) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series B Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a Majority In Interest, voting together as a single class.

9.           No Preemptive Rights. No Holder shall have the right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such stockholder.

10.         Reports. The Corporation shall mail to all holders of Series B Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

11.         Replacement Preferred Stock Certificates. In the event that any Holder notifies the Corporation that a Preferred Stock Certificate evidencing shares of Series B Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the Series B Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original Preferred Stock Certificate evidencing the Series B Preferred Stock, provided that the Holder executes and delivers to the Corporation and/or its Transfer Agent, as applicable, an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation and its Transfer Agent to indemnify the Corporation from any loss incurred by it in connection with such Series B Preferred Stock certificate, and provides the Corporation and/or its Transfer Agent such other information, documents and if applicable, bonds and indemnities as the Corporation or its Transfer Agent customarily requires for reissuances of stock certificates (collectively the “Lost Certificate Materials”); provided, however, the Corporation shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Corporation to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

12.           No Other Rights or Privileges. Except as specifically set forth herein, the Holders of the Series B Preferred Stock shall have no other rights, privileges or preferences with respect to the Series B Preferred Stock.

13.           Construction. When used in this Designation, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (viii) references to “dollars”, “Dollars” or “$” in this Designation shall mean United States dollars; (ix) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xii) references to “days” shall mean calendar days; and (xiii) the paragraph and section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.

14.           Miscellaneous.

14.1           Cancellation of Series B Preferred Stock. If any shares of Series B Preferred Stock are converted pursuant to Section 3, the shares so converted shall be canceled and shall return to the status of designated, but unissued Series B Preferred Stock.

14.2           Further Assurances. Each Holder hereby covenants that, in consideration for receiving shares of Series B Preferred Stock, that he, she or it will, whenever and as reasonably requested by the Corporation, do, execute, acknowledge and deliver any and all such other and further acts, deeds, confirmations, agreements and documents as the Corporation or its Transfer Agent may reasonably require in order to complete, insure and perfect any of the terms, conditions or provisions of this Designation.

14.3           Waiver/Amendment. Notwithstanding any provision in this Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived and/or amended as to all shares of Series B Preferred Stock (and the Holders thereof) upon the written consent of a Majority In Interest, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series B Preferred Stock shall be required.

14.4           Interpretation. Whenever possible, each provision of this Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

14.5           No Other Rights. Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, Designation, preferences or other special rights, other than those specifically set forth in this Designation.

15.           Definitions. In addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:

15.1           “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in the City of Pico Rivera, California.

15.2           “Common Stock” shall mean the common stock, $0.001 par value per share of the Corporation.

15.3           “Conversion Price” shall equal $0.01 per share, subject to adjustment in connection with any Recapitalization.

15.4            “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock (or securities convertible into Common Stock) issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right or obligation of said repurchase, (ii) repurchases of Common Stock (or securities convertible into Common Stock) issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of securities issued in error or in connection with settlement agreements; (iv) other repurchases allowed pursuant to the terms of this Designation, or (v) any other repurchases or redemptions of capital stock of the Corporation approved by the holders of (a) a majority of the outstanding shares of Common Stock; and (b) a Majority in Interest.

15.5           “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

15.6           “Holder” shall mean the person(s) or entity(ies) in which the Series B Preferred Stock is registered on the books of the Corporation.

15.7           “Liquidation Amount” shall equal $1.00 per share.

15.8           “Majority In Interest” means Holders holding a majority of the then aggregate shares of Series B Preferred Stock.

15.9           “Original Issuance Date” means the date that the Series B Preferred Stock is first issued.

15.10                       “Original Issue Price” shall mean $10.00 per share (as appropriately adjusted for any Recapitalizations).

15.11                       “Preferred Stock Certificates” means the stock certificate(s) issued by the Corporation representing the applicable Series B Preferred Stock shares.

15.12                      “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 4.2 through 4.3.

15.13                      “Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.

15.14                      “SEC” means the Securities and Exchange Commission.

15.15                      “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

15.16                      “Senior Securities” means the Corporation’s capital leases as may be in place from time to time and any other senior debt or other security holders of the Corporation, including certain banks and/or institutions, which hold security interests over the Corporation’s assets as of the Original Issuance Date, or which the Corporation may agree in the future to provide priority security interests to, which shall not require the approval and/or consent of the Holders.

15.17                      “Transfer Agent” means initially, the Corporation, which will be serving as its own transfer agent for the Series B Preferred Stock, but at the option of the Corporation from time to time and with prior written notice to the Holders, may also mean the Transfer Agent for the Company’s Common Stock, or any successor transfer agent which the Corporation may use for its Series B Preferred Stock.

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NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

RESOLVED, that this Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other.

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IN WITNESS WHEREOF, the sole member of the Board of Directors of the Corporation has approved and caused this “Certificate of Designation of Code Green Apparel Corp. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B Convertible Preferred Stock” to be duly executed and approved this [ ] day of December 2015.

SOLE DIRECTOR:

/s/ George J. Powell
George J. Powell
Director 12-7-15

Exhibit A
NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series B Preferred Stock of Code Green Apparel Corp., a Nevada corporation (the “Corporation”), pursuant to the terms and conditions of that certain Certificate of Designation of Code Green Apparel Corp., Establishing the Designation, Preferences, Limitations and Relative Rights of its Series B Preferred Stock (the “Designation”), approved by the sole member of the Board of Directors of the Corporation on December [ ], 2015. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Designation.

Conversion: In accordance with and pursuant to such Designation, the Holder hereby elects to convert the number of shares of Series B Preferred Stock indicated below into shares of Common Stock of the Corporation as of the date specified below.

Date of Conversion: Number of Preferred Shares Held by Holder: Prior to Conversion: Amount Being Converted Hereby: Common Stock Shares Due:________________ Preferred Shares Held After Conversion:

Delivery of Shares: Pursuant to this Notice of Conversion, the Corporation shall deliver the applicable number of shares of Common Stock (the “Shares”) issuable in accordance with the terms of the Designation as set forth below. If Shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. The Holder acknowledges and confirms that the Shares issued pursuant to this Notice of Conversion will, to the extent not previously registered by the Corporation under the Securities Act, be Restricted Shares, unless the Shares are covered by a valid and effective registration under the Securities Act or this Notice of Conversion includes a valid opinion from an attorney stating that such Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion.

If stock certificates are to be issued, in the following name and to the following address:	If DWAC is permissible, to the following brokerage account:
__________________________________ __________________________________ __________________________________ __________________________________ __________________________________
Broker: ____________________________________
DTC No.:
 ___________________________________
Acct. Name:
 _________________________________
For Further Credit (if applicable):
____________________________________

Beneficial Maximum Percentage: The Holder represents that, after giving effect to the conversion provided for in this Notice of Conversion, the Holder will not beneficially own a number of shares of Common Stock of the Corporation which exceeds the Maximum Percentage as determined pursuant to the provisions of the Designation.

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

_______________________________________ (Print Name of Holder) By/Sign: _______________________________ Print Name: ____________________________ Print Title: _____________________________